EXHIBIT 99.1

Contact:        Susan E. Moss

Vice President, Communications

(502) 596-7296

KINDRED HEALTHCARE APPOINTS BENJAMIN A. BREIER

PRESIDENT AND CHIEF OPERATING OFFICER

Company Also Announces Promotions of William M. Altman and Joseph L. Landenwich

LOUISVILLE, Ky. (May 17, 2012) – Kindred Healthcare, Inc. (the “Company” or “Kindred”) (NYSE:KND) today announced that Benjamin A. Breier has been named President and Chief Operating Officer, effective immediately and reporting to Paul J. Diaz, Kindred’s Chief Executive Officer.

Mr. Breier, 41, joined the Company in 2005 and has served as Chief Operating Officer (“COO”) since August 2010. From March 2008 until becoming COO, Mr. Breier served as President of the Company’s Hospital Division. From August 2005 to March 2008, Mr. Breier served as President of the Company’s Peoplefirst Rehabilitation Division.

Prior to joining the Company in August 2005, Mr. Breier served as Senior Vice President of Operations at Concentra, Inc., a leading provider of workers compensation and other occupational health services, where he managed over 1,000 physicians and 1,000 physical therapists.

“Ben’s appointment is a natural progression of our succession planning process,” said Mr. Diaz. “Ben has shown tremendous leadership skills and is doing an incredible job running the day to day operations of the Company. At the same time, I have committed to the Kindred Board of Directors that I will continue to be actively involved as Chief Executive Officer in the coming years.”

Mr. Diaz continued, “In addition, Ben has been instrumental in leading the Company’s successful integration efforts following the Vista Healthcare, RehabCare and Professional Healthcare acquisitions. Together these acquisitions represent total revenue of approximately $1.5 billion and have contributed approximately $75 million in synergies to the Company. Ben continues to drive performance and quality improvements in the Company’s core operations and advance our cluster market strategy.”

Kindred also announced that William M. Altman was named Executive Vice President for Strategy, Policy and Integrated Care and Joseph L. Landenwich was named Co-General Counsel and Corporate Secretary. Both appointments are effective immediately.

Mr. Altman, 52, an attorney, joined the Company in 1996 and has served as Senior Vice President, Strategy and Public Policy since January 2008. Mr. Altman is assuming additional duties with respect to Kindred’s strategic plan, cluster market and network development activities, and the Company’s accelerated efforts to participate in Accountable Care Organizations, various bundled payment demonstrations with health systems, physician groups and managed care payors.

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“Bill’s promotion reflects the convergence of our public policy and strategic planning efforts as we work to expand our service lines to meet the needs of a growing high acuity post-acute population and coordinate the patient experience,” Mr. Diaz said. “Bill has done a great job working with trade organizations and leading policymakers on behalf of Kindred and the residents and patients we care for.”

Mr. Landenwich, 47, an attorney and certified public accountant, joined the Company in 1996 and since December 2003 has served as Kindred’s Senior Vice President of Corporate Legal Affairs and Corporate Secretary. Prior to joining the Company, Mr. Landenwich was in the private practice of law.

“Joe’s tireless dedication, expert legal advice and professional counsel over his tenure with Kindred has been instrumental in our strategic growth and development,” Mr. Diaz said. “This promotion also recognizes his invaluable leadership in the development efforts of the Company and oversight of all our corporate governance policies and procedures and public company filings with the Securities and Exchange Commission and New York Stock Exchange.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-125 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $6 billion and approximately 76,000 employees in 46 states. At March 31, 2012, Kindred through its subsidiaries provided healthcare services in 2,142 locations, including 120 long-term acute care hospitals, six inpatient rehabilitation hospitals, 224 nursing and rehabilitation centers, 26 sub-acute units, 52 hospice and home care locations, 100 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,614 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for four years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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